NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Common Stock (the "Common Stock") of GTT Communications, Inc. (the "Company") from listing and registration on the Exchange on August 2, 2021, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company is no longer suitable for listing because the Company is delayed in filing with the Securities and Exchange Commission its quarterly reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020 and March 31, 2021 and annual report on Form 10-K for the fiscal year ended December 31, 2020, within the required timeframe pursuant to Section 802.01E of the NYSE's Listed Company Manual. The Exchange, on July 2, 2021, determined that the Common Stock of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified by phone and letter on July 2, 2021. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on July 2, 2021. Trading in the Common Stock was suspended prior to the open of the market on July 2, 2021. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.